Exhibit 99.1

For Release: Monday, February 3, 2014, 9:30 a.m. EST

GM’s U.S. Dealers Delivered 171,486 Vehicles in January
•Best January Ever for the Chevrolet Cruze and Cadillac SRX
•Retail sales of Chevrolet cars up 8 percent

DETROIT - General Motors Co. (NYSE: GM) dealers delivered 171,486 vehicles in the United States in January 2014. Retail sales were down 10 percent year over year, although retail deliveries of passenger cars were up slightly. Fleet deliveries declined 18 percent, due to a planned reduction in rental vehicle sales. Total sales were down 12 percent.

“We are building long-term value for our customers and it starts with award-winning new products,” said Kurt McNeil, U.S. vice president of Sales Operations. “We have major launches underway and we are going to accelerate brand-building and other growth initiatives, which include executing our winning strategy to sell more pickup trucks with larger cabs, more features and advanced technology.”

Half of GM’s light-duty pickup sales in the fourth quarter of 2013 were premium-contented models that transacted at prices of $40,000 or more. That compares with about one-third of sales in the 2013 calendar year and 20 percent in 2012. The mix continued to improve in January.

Key enablers, depending on the model, include superior fuel economy, quieter cabins, higher towing and payload ratings, and better resale value. For example, the 2014 Chevrolet Silverado 1500 earned a “Best Resale Value” award from Kelley Blue Book as one of the Top 10 models in the industry.

Image-building initiatives include prominent advertising during the Super Bowl, the Winter Olympics and the NCAA March Madness/Final Four basketball tournament. In addition, the Chevrolet Silverado “Hand’s-On” Truck tour will visit more than 100 locations this year, with 21 events scheduled for the first quarter.

January Sales Highlights (vs. 2013)

•	Chevrolet swept the North American Car and Truck of the Year awards with the Silverado and the Corvette Stingray.

•	The Chevrolet Cruze and Cadillac SRX had their highest-ever January sales.

•	Retail sales of Chevrolet cars were up 8 percent led by gains for the Sonic, Malibu, Impala and Corvette. Retail deliveries of the Buick Regal and Encore were also up.

•
Deliveries to commercial fleet customers, which are about 24 percent of total fleet sales, were up 17 percent. GM’s commercial fleet business has now posted sales increases in each of the last three months.

•	The all-new 2015 Chevrolet Tahoe and Suburban, and the GMC Yukon and Yukon XL, began shipping to dealers in late January.

2014 Industry Outlook
Historically, January is the industry’s lowest sales month of the year. Extreme winter weather in the South, Midwest and Northeast this January further depressed GM and industry sales. The seasonally adjusted annual selling rate (SAAR) for light vehicles is expected to be an estimated 15.3 million units, down from 15.6 million in December.

GM expects light vehicle sales for the year to be in a range of 16 million to 16.5 million units, which would be the industry’s best year since 2007, when 16.2 million vehicles were sold. GM expects to earn modestly higher market share in this environment.

GM also expects to grow its commercial fleet business in 2014 thanks to the ongoing launches of the all-new Silverado and GMC Sierra heavy-duty pickups, and the fall launches of the Chevrolet City Express small van, and the Chevrolet Colorado and GMC Canyon midsize pickups. GM expects flat deliveries to rental companies compared with 2013.

General Motors Co. (NYSE:GM, TSX: GMM) and its partners produce vehicles in 30 countries, and the company has leadership positions in the world's largest and fastest-growing automotive markets. GM, its subsidiaries and joint venture entities sell vehicles under the Chevrolet, Cadillac, Baojun, Buick, GMC, Holden, Jiefang, Opel, Vauxhall and Wuling brands. More information on the company and its subsidiaries, including OnStar, a global leader in vehicle safety, security and information services, can be found at http://www.gm.com

Forward-Looking Statements
In this press release and in related comments by our management, our use of the words “expect,” “anticipate,” “possible,” “potential,” “target,” “believe,” “commit,” “intend,” “continue,” “may,” “would,” “could,” “should,” “project,” “projected,” “positioned” or similar expressions is intended to identify forward-looking statements that represent our current judgment about possible future events. We believe these judgments are reasonable, but these statements are not guarantees of any events or financial results, and our actual results may differ materially due to a variety of important factors. Among other items, such factors might include: our ability to realize production efficiencies and to achieve reductions in costs as a result of our restructuring initiatives and labor modifications; our ability to maintain quality control over our vehicles and avoid material vehicle recalls; our ability to maintain adequate liquidity and financing sources and an appropriate level of debt, including as required to fund our planned significant investment in new technology; the ability of our suppliers to timely deliver parts, components and systems; our ability to realize successful vehicle applications of new technology; and our ability to continue to attract new customers, particularly for our new products. GM's most recent annual report on Form 10-K and quarterly reports on Form 10-Q provides information about these and other factors, which we may revise or supplement in future reports to the SEC.

CONTACT:
Jim Cain
GM Communications
313-407-2843
james.cain@gm.com

	January			(Calendar Year-to-Date)
				January - January
	2014	2013	%Change Volume	2014	2013	%Change Volume
Enclave	3,509	4,895	-28.3	3,509	4,895	-28.3
Encore	2,366	353	570.3	2,366	353	570.3
LaCrosse	2,849	3,548	-19.7	2,849	3,548	-19.7
Regal	1,434	1,005	42.7	1,434	1,005	42.7
Verano	3,120	3,660	-14.8	3,120	3,660	-14.8
Buick Total*	13,278	13,463	-1.4	13,278	13,463	-1.4
ATS	1,909	2,781	-31.4	1,909	2,781	-31.4
CTS	2,232	2,505	-10.9	2,232	2,505	-10.9
ELR	41	0	***.*	41	0	***.*
Escalade	704	857	-17.9	704	857	-17.9
Escalade ESV	381	518	-26.4	381	518	-26.4
Escalade EXT	25	172	-85.5	25	172	-85.5
SRX	4,446	4,380	1.5	4,446	4,380	1.5
XTS	1,648	1,900	-13.3	1,648	1,900	-13.3
Cadillac Total*	11,386	13,116	-13.2	11,386	13,116	-13.2
Avalanche	31	1,939	-98.4	31	1,939	-98.4
Camaro	4,733	4,925	-3.9	4,733	4,925	-3.9
Caprice	200	237	-15.6	200	237	-15.6
Captiva Sport	3,765	3,936	-4.3	3,765	3,936	-4.3
Colorado	14	822	-98.3	14	822	-98.3
Corvette	2,261	908	149.0	2,261	908	149.0
Cruze	16,828	14,524	15.9	16,828	14,524	15.9
Equinox	14,547	17,223	-15.5	14,547	17,223	-15.5
Express	3,892	3,962	-1.8	3,892	3,962	-1.8
Impala	11,898	14,153	-15.9	11,898	14,153	-15.9
Malibu	11,822	15,823	-25.3	11,822	15,823	-25.3
Silverado-C/K Pickup	28,926	35,445	-18.4	28,926	35,445	-18.4
Sonic	6,587	7,177	-8.2	6,587	7,177	-8.2
Spark	1,848	2,408	-23.3	1,848	2,408	-23.3
Suburban (Chevy)	1,705	2,292	-25.6	1,705	2,292	-25.6
SS	232	0	***.*	232	0	***.*
Tahoe	3,514	3,619	-2.9	3,514	3,619	-2.9
Traverse	5,368	6,770	-20.7	5,368	6,770	-20.7
Volt	918	1,140	-19.5	918	1,140	-19.5
Chevrolet Total*	119,089	137,304	-13.3	119,089	137,304	-13.3
Acadia	5,463	5,188	5.3	5,463	5,188	5.3
Canyon	1	302	-99.7	1	302	-99.7
Savana	1,936	1,044	85.4	1,936	1,044	85.4
Sierra	11,118	12,846	-13.5	11,118	12,846	-13.5
Terrain	7,063	8,550	-17.4	7,063	8,550	-17.4
Yukon	1,287	1,690	-23.8	1,287	1,690	-23.8
Yukon XL	865	1,196	-27.7	865	1,196	-27.7
GMC Total	27,733	30,816	-10.0	27,733	30,816	-10.0
GM Vehicle Total*	171,486	194,699	-11.9	171,486	194,699	-11.9
25 selling days for the January period this year and 25 for last year.
*Totals include discontinued Buick Lucerne, Cadillac DTS, and Chevrolet HHR.

GENERAL MOTORS COMPANY
Sales Tables

January	Total Sales	YOY Change	Retail Sales	YOY Change
Chevrolet	119,089	-13.3%	85,088	-7.9%
GMC	27,733	-10.0%	24,091	-15.4%
Buick	13,278	-1.4%	11,585	-6.7%
Cadillac	11,386	-13.2%	10,607	-14.1%
Total	171,486	-11.9%	131,371	-9.8%

2014CY	Total Sales	YOY Change	Retail Sales	YOY Change
Chevrolet	119,089	-13.3%	85,088	-7.9%
GMC	27,733	-10.0%	24,091	-15.4%
Buick	13,278	-1.4%	11,585	-6.7%
Cadillac	11,386	-13.2%	10,607	-14.1%
Total	171,486	-11.9%	131,371	-9.8%

Fleet Segment	Month	YOY Change	2014 CY	CY Change
Share of Sales	23.4%	-1.8 points	23.4%	-1.8 points

Inventory	Units at Month-end	Days Supply (selling day adjusted)	Units at Previous Month-end	Days Supply (selling day adjusted)
All Vehicles	780,140	114	748,125	81

	Industry Sales	Month (est.)	2014 (est.)
	Light Vehicle SAAR	15.3 million range	15.3 million range